EXHIBIT T

Agreement Regarding the Merger Agreement

Exhibit T

AGREEMENT

This Agreement (the “Agreement”) is entered into by and among BBAC, LLC (“Parent”), BBAC Merger Sub, Inc. (“Merger Sub”) and Back Yard Burgers, Inc. (“Company”) in connection with that certain Agreement and Plan of Merger entered into on June 10, 2007 among Parent, Merger Sub and Company (the “Merger Agreement”).

RECITALS

1. Section 10.1(e) of the Merger Agreement provides that the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time “by either Parent or Company in the event that the Merger shall not have been consummated by October 31, 2007 if the failure to consummate the transactions contemplated [t]hereby on or before such date is not caused by any breach of [the Merger Agreement] by the Party electing to terminate pursuant to this Section 10.1(e).”

2. The consummation of the Merger is unlikely to occur by October 31, 2007.

3. Each of the parties hereto desires to extend the date by which the Merger must be consummated for purposes of Section 10.1(e) of the Merger Agreement.

AGREEMENT

In consideration of the mutual covenants set forth herein and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Each of the parties hereto agrees to use its commercially reasonable efforts to cause the Merger Agreement to be consummated no later than 5:00 p.m., Atlanta, Georgia time on November 5, 2007. Each of the parties hereto further agrees to not seek to terminate the

Merger Agreement pursuant to Section 10.1(e) thereof until after 5:00 p.m., Atlanta, Georgia time on November 5, 2007.

2. This Agreement does not constitute and may not be used as evidence of any breach of the Merger Agreement on the part of any party thereto.

3. This Agreement shall be construed and enforced according to the laws of the State of Delaware.

4. This Agreement may be executed in one or more counterparts, each of which shall be an original for all purposes. This Agreement may be executed and delivered by facsimile transmission.

5. Except as set forth herein, the Merger Agreement shall remain in full force and effect, enforceable against the parties thereto in accordance with its terms.

6. Capitalized terms used herein and not otherwise defined shall have the respective meanings provided therefore in the Merger Agreement.

7. Each signatory to this Agreement represents that he or she has authority to enter into this Agreement on behalf of the party he or she represents.

EFFECTIVE DATE: October 30, 2007.

[SIGNATURE PAGE FOLLOWS]

BBAC, LLC

By:	/s/ Reid M. Zeising
Name:	Reid M. Zeising
Title:	Chairman

BBAC MERGER SUB, INC.

By:	/s/ Reid M. Zeising
Name:	Reid M. Zeising
Title:	Chairman, President/Chief Executive Officer and Secretary

BACKYARD BURGERS, INC.

By:	/s/ Lattimore M. Michael
Name:	Lattimore M. Michael
Title:	Chief Executive Officer

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